As filed with the Securities and Exchange Commission on January 3, 2022

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Silverback Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	81-1489190
(State or other jurisdiction of incorporation or organization)	(IRS employer identification number)

500 Fairview Ave N, Suite 600 Seattle, Washington	98109
(Address of Principal Executive Offices)	(Zip Code)

2020 Equity Incentive Plan

2020 Employee Stock Purchase Plan

(Full titles of the plans)

Laura Shawver, Ph.D.

Chief Executive Officer

Silverback Therapeutics, Inc.

500 Fairview Ave N, Suite 600

Seattle, Washington 98109

(206) 456-2900

(Name, address, including zip code and telephone number, including area code, of agent for service)

Copies to:

Kenneth J. Rollins, Esq.

Wade Andrews, Esq.

Cooley LLP

4401 Eastgate Mall

San Diego, California 92121

(858) 550-6000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
2020 Equity Incentive Plan (Common stock, $0.0001 par value per share)	1,756,697(2)	$6.72(4)	$11,796,219(4)	$1,093
2020 Employee Stock Purchase Plan (Common stock, $0.0001 par value per share)	351,339(3)	$6.72(4)	$2,359,244(4)	$219
TOTAL	2,108,036 shares	—	$14,155,463	$1,312

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock that become issuable under the above-named plans by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without receipt of consideration which results in an increase in the number of Silverback Therapeutics, Inc.’s (the “Registrant”) outstanding shares of common stock, par value $0.0001 per share (the “Common Stock”).

(2)

Represents additional shares of Common Stock reserved for future grant under the Silverback Therapeutics, Inc. 2020 Equity Incentive Plan (the “2020 Plan”) as a result of the automatic increase in shares reserved thereunder on January 1, 2022 pursuant to the terms of the 2020 Plan. The 2020 Plan provides that an additional number of shares will automatically be added annually to the shares authorized for issuance under the 2020 Plan on January 1 of each calendar year through (and including) January 1, 2030, in an amount equal to the lesser of (a) 5% of the total number of shares of capital stock of the Registrant outstanding on December 31st of the preceding calendar year; or (b) a lesser number of shares of Common Stock as the Registrant’s board of directors (the “Board”) may designate no later than December 31st of the immediately preceding year.

(3)

Represents additional shares of Common Stock reserved for issuance under the Silverback Therapeutics, Inc. 2020 Employee Stock Purchase Plan (the “2020 ESPP”) as a result of the automatic increase in shares reserved thereunder on January 1, 2022 pursuant to the terms of the 2020 ESPP. The 2020 ESPP provides that an additional number of shares will automatically be added annually to the shares authorized for issuance under the 2020 ESPP on January 1 of each calendar year through (and including) January 1, 2030. The number of shares of Common Stock added each year will be equal to the lesser of: (a) 1% of the total number of shares of capital stock outstanding on December 31st of the preceding calendar year; (b) 700,000 shares; or (c) such lesser number of shares of Common Stock as the Board may designate prior to the applicable January 1st.

(4)

Estimated pursuant to Rule 457(c) and Rule 457(h) solely for the purpose of calculating the registration fee. The proposed maximum offering price per share and proposed maximum aggregate offering price are based on the average of the high and low sale prices of the Common Stock as reported on The Nasdaq Global Market on December 31, 2021.

PART I

EXPLANATORY NOTE

The Registrant is filing this Registration Statement on Form S-8 for the purpose of registering an additional 1,756,697 shares of common stock under the Silverback Therapeutics, Inc. 2020 Equity Incentive Plan and an additional 351,339 shares of common stock under the Silverback Therapeutics, Inc. 2020 Employee Stock Purchase Plan, pursuant to the provisions of each plan which provide for annual automatic increases in the number of shares of common stock reserved for issuance under each respective plan.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

Silverback Therapeutics, Inc. (the “Registrant”) hereby incorporates by reference into this Registration Statement the following documents filed by it with the Securities and Exchange Commission (the “Commission”):

(a)	the contents of the Registration Statements on Form S-8 previously filed with the Commission on December 4, 2020 (File No. 333-251143) and March 29, 2021 (File No. 333-254827);

(b)	the Registrant’s Annual Report on Form 10-K (File No. 001-39756) for the year ended December 31, 2020, filed with the Commission on March 29, 2021 (the “2020 Form 10-K”);

(c)

the information specifically incorporated by reference into the 2020 Form 10-K from the Registrant’s definitive proxy statement on Schedule 14A (other than information furnished rather than filed) filed with the Commission on April  22, 2021;

(d)

the Registrant’s Quarterly Reports on Form 10-Q (File No. 001-39756) for the quarterly periods ended March 31, 2021, June 30, 2021 and September  30, 2021 filed with the Commission on May  13, 2021, August  12, 2021 and November 10, 2021, respectively;

(e)

the Registrant’s Current Reports on Form 8-K (File No. 001-39756) filed with the Commission on March  15, 2021, June 9, 2021 and July  2, 2021 to the extent the information in such reports is filed and not furnished; and

(f)

the description of the Common Stock contained in the Registrant’s Registration Statement on Form 8-A (File No. 001-39756) filed with the Commission on December 1, 2020, under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendments or reports filed for the purpose of updating such description, including Exhibit 4.6 of the 2020 Form 10-K.

All documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the filing of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing such documents, except as to specific sections of such documents as set forth therein. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not constitute a part of this Registration Statement, except as so modified or superseded.

Item 8. Exhibits.

The exhibits to this Registration Statement are listed below:

Exhibit Number	Exhibit Description

4.1	Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, filed with the Commission on December 8, 2020).

4.2	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K, filed with the Commission on December 8, 2020).

4.3	Form of Common Stock Certificate of the registrant (incorporated by reference to Exhibit 4.1 of the Registrant’s Registration Statement on Form S-1 (File No. 333-250009), as amended, filed with the Commission on November 30, 2020).

4.4	Silverback Therapeutics, Inc. 2020 Equity Incentive Plan, and Forms of Option Grant Notice, Option Agreement and Notice of Exercise (incorporated by reference to Exhibit 10.3 to the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-250009), filed with the Commission on November 30, 2020).

4.5	Silverback Therapeutics, Inc. 2020 Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.4 to the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-250009), filed with the Commission on November 30, 2020).

5.1	Opinion of Cooley LLP.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Cooley LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on the signature page to this Registration Statement).

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Seattle, State of Washington, on January 3, 2022.

SILVERBACK THERAPEUTICS, INC.

By:	/s/ Laura Shawver, Ph.D.
Laura Shawver, Ph.D.
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Laura Shawver, Ph.D. and Jonathan Piazza, and each of them, as his or her true and lawful attorneys-in-fact and agents, each with the full power of substitution, for him or her and in his or her name, place or stead, in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments), and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Laura Shawver, Ph.D. Laura Shawver, Ph.D.	Chief Executive Officer and Director (Principal Executive Officer)	January 3, 2022

/s/ Jonathan Piazza Jonathan Piazza	Chief Financial Officer (Principal Financial Officer)	January 3, 2022

/s/ Russ Hawkinson Russ Hawkinson	Senior Vice President of Finance (Principal Accounting Officer)	January 3, 2022

/s/ Peter Thompson, M.D. Peter Thompson, M.D.	Chairman of the Board of Directors	January 3, 2022

/s/ Vickie L. Capps Vickie L. Capps	Director	January 3, 2022

/s/ Robert Hershberg, M.D., Ph.D. Robert Hershberg, M.D., Ph.D.	Director	January 3, 2022

/s/ Saqib Islam, J.D. Saqib Islam, J.D.	Director	January 3, 2022

/s/ Maria Koehler, M.D., Ph.D. Maria Koehler, M.D., Ph.D.	Director	January 3, 2022

/s/ Andrew Powell, J.D. Andrew Powell, J.D.	Director	January 3, 2022

/s/ Jonathan Root, M.D. Jonathan Root, M.D.	Director	January 3, 2022

/s/ Thilo Schroeder, Ph.D. Thilo Schroeder, Ph.D.	Director	January 3, 2022